Exhibit 10.17

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [******], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE SECURITY MATTERS LTD. IF PUBLICLY DISCLOSED

AMENDMENT

TO

LICENSE AGREEMENT

THIS AMENDMENT TO LICENSE AGREEMENT (the “Amendment”) is made and entered into as of the 10th day of July, 2018 (“Amendment Effective Date”), by and between ISORAD LTD. (“Isorad”), and SECURITY MATTERS, LTD. (“Company”).

W I T N E S S E T H:

WHEREAS, Isorad and Company are parties to a License Agreement dated January 1st 2015 (the “Agreement”);

WHEREAS, Under the Agreement, the Company has no right to transfer or sublicense (not as a whole and not in part) the Licensed Technology, without the prior written consent of Isorad;

WHEREAS, On July 5, 2017, Isorad granted the Company a specific and conditioned approval to sublicense certain rights to Kafrit Industries (1993) Ltd. for the sole purpose of performing the rights and obligation under the collaboration agreement between the Company and Kafrit Industries (1993) Ltd. dated 16 July 2017;

WHEREAS, the Company is in the process of carrying out a reorganization whereby through a share swap it shall become a wholly owned subsidiary of an Australian corporation (the “Parent”), and the shareholders of the Company shall become the shareholders, in the same proportions of the Parent (the “Reorganization”); and

WHEREAS, the Parent is in the final stages of launching an the initial public offering (“First IPO”) of its shares under a prospectus to be lodged with the Australian Securities and Investments Commission (“ASIC”); and

WHEREAS, the Company has presented to Isorad its business strategy which according to its business view requires the grant of sublicenses under the Licensed Technology to potential collaborators. Based on this strategy Isorad agrees to amend the Agreement to permit the Company to provide sub-licenses, all as set forth herein and subject to the terms and conditions herein.

NOW THEREFORE, the parties hereby agree as follows: Additional proposed text is double- underlined; deletions of the existing text appear in ~~strike through~~ text.

1.	Any capitalized term not specifically defined herein shall have the meaning ascribed to it in the Agreement.

2.	Section 1.10 shall be revised in its entirety to read as follows:

“Exit Event” means a transaction or series of transactions producing in a combined fashion one event, which is (a) a merger with a third party, excluding a merger following which Company or Parent is the surviving corporation and the shareholders of Company or Parent prior to the merger constitute the majority of the shareholders following such merger; (b) acquisition type transaction involving the sale of all or a substantially of the shares of the Company or the Parent to an acquiring Person or merged Person; (c) the sale of all or substantially all the assets of the Company or the Parent; or (c) results in the transfer or assignment of this Agreement (with the prior written consent of Isorad, as required hereunder), (d) an initial public offering of the Company’s shares or the shares of the Parent (as defined in Section 2.7) (“IPO”); excluding, in all cases, a transaction with a subsidiary or a transaction effected for the sole purpose of changing the domicile or corporate restructuring and/or reorganization.

3.	Section 1.22 shall be revised in its entirety to read as follows:

“Royalty Period” means the period commencing on ~~the earlier of four (4) years of the Effective Date or the first year the Company is cash flow positive~~, January 1st 2020 and ending twenty five (25~~0~~) years thereafter, except that in respect of Sublicense Receipts, the period shall commence on the Amendment Effective Date and not January 1st 2020.

4.	Section 2.1 shall be revised in its entirety to read as follows:

“2.1 Isorad License. Subject to the terms and conditions set forth in this Agreement, Isorad hereby grants to the Company an exclusive, worldwide, royalty-bearing license, with no rights to transfer or sublicense (not as a whole and not in part) except as permitted in Section 2.7 below, under the Licensed Technology, to make any and all uses of the same, including, without limitation, to develop, manufacture, use, market, offer for sale, sell, export and import Licensed Products solely in the Field (the “License”).”

5.	Section 2.7 shall be revised in its entirety to read as follows:

“Sublicenses.

The Company shall be entitled to grant sublicenses to third parties under the License (a “Sublicense” and the person or entity granted a Sublicense, the “Sublicensee”) provided that;

(a)

The Company provides the full name and identity of the Sublicensee to Isorad in writing and Isorad had approved the identity of the Sublicensee in writing within 30 days. Failure by Isorad to respond within such period shall be deemed approval of identity of Sublicensee Company understands and acknowledges that Isorad is a Governmental company and agrees that Isorad shall only refuse to approve a Sublicensee based on Governmental defense, security, governmental, policy, political and other official State of Israel policy considerations;

(b)

Sublicense shall be made to entities that the Company reasonably believes have the commercial and scientific capabilities and resources to continue the development and commercialization of Licensed Products

(c)

Sublicenses shall only be granted pursuant to written agreements, which shall be in compliance with the terms and conditions of the Agreement, a copy of which shall be provided to Isorad promptly after its execution (provided that any Sublicense agreement so furnished may be redacted to the extent that it contains terms unrelated to the Licensed Technology);

(d)

no such Sublicensee shall be entitled to grant, directly or indirectly, to any third party any sublicense or rights under the Licensed Technology and shall not be entitled to assign the sublicense agreement in any way.

(e)

                 in the event of termination of the Agreement (in whole or in part (e.g., termination in a particular country), any existing Sublicense shall terminate to the extent of such terminated Agreement; provided, however, that, for each Sublicensee, upon termination of a Sublicense agreement, if the Sublicensee is not then in breach of the Sublicense agreement such that the Company would have the right to terminate such Sublicense agreement, Isorad shall grant the Sublicensee a license from Isorad on the terms and conditions of this Agreement;

(f)

The Company shall ensure that any sublicense shall include material terms that require the Sublicensee to comply with the terms of the Agreement, including, Section 11.4 (Limitation of Liability) and Section 12 (Indemnification and Insurance), the breach of which terms shall be a material breach entitling Company the right to terminate the sublicense. In such an event, the Company undertakes to take all reasonable steps to enforce such terms upon the Sublicensee, including the termination of the sublicense. In all cases the Company shall immediately after becoming aware thereof, notify lsorad of any breach of the material terms of a sublicense, and shall copy Isorad on all correspondence with regard to such breach;

(g)

The Company shall require each Sublicensee to provide it with regular written royalty reports and report regarding Sublicense Receipts that include at least the detail that the Company is required to provide pursuant to Section 8 of the Agreement and to permit audit rights in accordance with the Agreement. Together with each payment the Company shall provide such reports to Isorad;

(h)

Any act or omission of the Sublicensee which is not remedied by the Company or the Sublicensee in accordance with the Sublicense, and which would have constituted a breach of the Agreement by the Company had it been an act or omission of the Company, and which the Company has not made best efforts to cure in accordance with the Agreement or Sublicense, as applicable„ including termination of the sublicense, shall constitute a breach of the Agreement by the Company;

(i)

The Company shall not be entitled to license or transfer any rights whatsoever in respect of the Licensed Technology to any third party, except by means of a Sublicense or as set forth in sub-Section (j) below.

(j)

The Company and its Sublicensees’s shall be permitted to sublicense the object code of software that forms part of the Licensed Technology to final end users of the Licensed Products (e.g., a reader of the Company’s “markers”) and not for further distribution, provided that such software is embedded in the Licensed Product and is not separable and such Licensed Products are sold in the Company’s or its Sublicensee’s ordinary course of business. For the avoidance of doubt, the proceeds from such sublicenses shall form part of the Gross Sales or shall be subject to payment of Sublicense Royalties, as applicable.

Kafrit Industries (1993) Ltd. is considered a Sublicensee for all intents and purposes and the terms and conditions of this Amendment and of the Agreement shall apply to the existing agreement between the Company and Kafrit Industries (1993) Ltd.

6.	In Section 2.8, the reference to “Section 2.4” shall be corrected to refer to “Section 2.7”.

7.	Section 6.1 shall be revised in its entirety to read as follows:

“Royalties and Sublicense Revenues.    (a) The Company shall, during the Royalty Period, pay Isorad royalties equal to 2.2% of all Gross Sales by the Company and its Affiliates. Company and its Affiliates shall also pay Isorad, during the Royalty Period ,2.2% of all amounts invoiced or received by a Sublicensee in connection with the sale of Licensed Products to third parties (excluding VAT and bad debts according to the applicable Accounting Rules and as long as such bad debts are recognized by the applicable Tax Authorities) (“Sublicense Royalties”): and (b) the Company and its Affiliates shall also pay Isorad, during the Royalty Period, 15% of all amounts, payment or other consideration invoiced or received by Company and its Affiliates for or from the grant of Sublicenses and/or pursuant thereto or in connection with the grant of an option for a Sublicense. except amounts in respect of which the Company or its Affiliate has paid Sublicense Royalties (“Sublicense Receipts”) For clarity, “other commercialization and/or exploitation of the Licensed Technology” (section 1.18(v) of the Agreement constitute Sublicense Receipts.”.

8.	Section 6.3 shall be revised in its entirety to read as follows:

“Exit Fee. Upon the occurrence of ~~an~~ the first Exit Event, Company shall pay Isorad an amount equal to one percent (1%) of the Exit Consideration; and Upon the occurrence of the second Exit Event, Company shall pay Isorad an amount equal to two percent (2%) of the Exit Consideration. ~~Exit Consideration will be paid to Isorad in respect to each Exit Event, in case of multiple Exit Events.~~”

9. In anticipation of the First IPO, Isorad agreed to the waiver of all rights as set forth in Section 7 of the Agreement, with the exception of Sections 7.2., 7.3 and 7.6. Such provisions shall be automatically reinstated to the extent the Reorganization and the First IPO are not consummated. The parties agree that Section 7.2 shall be revised in its entirety to read as follows:

“Anti Dilution. Isorad’s aggregate holdings in the Company shall not be diluted until ~~after an equity investment in the Company at a pre money valuation that is equal to or greater than five million US dollars ($5,000,000).~~ immediately prior to the First IPO or immediately prior to the Amendment Effective Date, to the extent that the Reorganization and consummation of the IPO shall not be completed”

10. In Section 8.3 the following sentence will be added: “Notwithstanding the above, the payment of amounts owed to Isorad pursuant to Section 6.1 for calendar year 2020 shall be deferred and made on April 1st 2021”.

11. All other terms and conditions of the Agreement remain unchanged. The term “Agreement” as used in the Agreement shall be deemed to be the Agreement as amended by this Amendment.

11. The Parties may execute this Amendment in two or more counterparts, each of which shall be deemed an original.

[signature page follows]

IN WITNESS WHEREOF, the parties hereby sign the Amendment to License Agreement:

Isorad Ltd.	Security Matters Ltd.

By:	[******]	By:

Name:	[******]	Name:

Title:	[******]	Title:

By:	[******]	By:

Name:	[******]	Name:

Title:	[******]	Title:

I, Attorney ____________ confirms that the signatures of: ____________ and _____________ bind the Company and that the Company has approved this Amendment and authorized the foregoing to sign it on its behalf.

Name: ————————————

License #: ——————————

Address: ———————————

Signature: ——————————